SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 10, 2006
GeoEye, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50933	20-2759725

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
21700 Atlantic Boulevard
Dulles, Virginia 20166
(703) 480-7500

(Address and Telephone Number of Principal Executive Offices)
ORBIMAGE Holdings Inc.

(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Effective as of October 10, 2006, GeoEye, Inc. (“Corporation”) entered into a Director Indemnification Agreement (“Agreement”) with James R. Clapper, in connection with his election to the Board of Directors of the Corporation, as described in Item 5.02 below.
The terms of the Indemnification Agreement provide, among other things, that the Corporation will indemnify such director, acting in good faith, against any and all losses, claims, damages, expenses and liabilities arising out of his service to, and activities on behalf of, the Corporation. The form of the Agreement is attached hereto as Exhibit 10.1.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (d) Election of Director
On October 10, 2006, via Unanimous Written Consent of the Board of Directors in Lieu of a Meeting, the Board of Directors of GeoEye, Inc. elected James R. Clapper to serve as a Director of the Corporation effective immediately. Previously, he was the first civilian director of the National Geospatial-Intelligence Agency (“NGA”). He retired as a lieutenant general from the United States Air Force in 1995, after a 32-year career. Prior to his appointment as director of the National Imagery and Mapping Agency in September 2001 (renamed NGA), he worked for SRA International, Inc. as director of intelligence programs in the command, control, communications, and intelligence (C3I) business area where he was responsible for directing and growing SRA’s business in the intelligence community.
In connection with Gen. Clapper’s appointment to the Board, the Board approved a resolution to increase the board size from 7 members to 8 members. As a result of this resolution and Gen. Clapper’s election to the Board, there are no vacancies remaining on Corporation’s Board.
There is no understanding or arrangement between Gen. Clapper and any other person or persons with respect to his appointment as director. Since January 1, 2005, there have been no transactions, nor are there any currently proposed transactions to which GeoEye, Inc. was or is to be a party with Gen. Clapper, or in which any member of his immediate family, had, or will have a direct or indirect material interest.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1. Form of Directors Indemnity Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2006	GeoEye, Inc.
	By:	/s/ William L. Warren
William L. Warren
Vice President, General Counsel & Secretary